Exhibit 99.1

Lee Pharmaceuticals Announces Second Quarter Results

Lee Pharmaceuticals (OTC Bulletin Board symbol: LPHM) reported results for the second quarter ended March 31, 2004.  The Company reported a net loss of $478,000, or 11 cents per share, for the three months ended March 31, 2004, as compared to a $70,000 loss for the three months ended March 31, 2003.  Gross revenues for the three months ended March 31, 2004, were $2,547,000, a decrease of approximately $278,000, or 10%, from the comparable three months ended March 31, 2003.  The Company reported lower sales volume in various over-the-counter (OTC) products, depilatories and Lee Nails® category.  These decreases were partially offset by increases in the private label segment, the Lee® Lip-Ex® line and newly acquired brands.  Also contributing to the loss, the Company increased its inventory obsolescence reserve ($132,000) and recognized product line impairment expense of $129,000.

Net revenues decreased approximately $407,000, or 16%, for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003.  The change in net revenues was due to the sales volume explanations discussed above.  The Company’s sales returns increased approximately $138,000, or 51%, when comparing the three months ended March 31, 2004 and 2003.  The Company increased its merchandise return allowance by $160,000 due to anticipated product returns and credits from customers due to some overstocked items and other reasons.

The Company realized other income of approximately $131,000 for the three months ended March 31, 2004, as compared to $99,000 for the comparable three months ended March 31, 2003.  The income pertains to realized gains related to the sale of several product lines (approximately $69,000).  The realized gains pertain to the recognition of the earned portion of the deferred income of the consulting agreements arising from the sale of these product lines.  Also included in other income is approximately $62,000 arising from the service agreement with Monticello Drug Company.  For the three months ended March 31, 2003, the Company realized other income related to the sale of Klutch ($26,000)  and Astring-o-Sol® ($11,000) along with $60,000 which was the Company’s portion of the net profits from its investment with Monticello Drug Company.

The Company reported a net loss of $466,000, or 11 cents per share, for the six months ended March 31, 2004, as compared to a $54,000 loss for the six months ended March 31, 2003.  Gross revenues for the six months ended March 31, 2004, were $5,373,000, a decrease of approximately $143,000, or 3%, from the comparable six months ended March 31, 2003.  The decrease was due to lower sales in various over-the-counter product lines and Lee Nails® category.  Somewhat offsetting these decreases were increases in the private label segment, newly acquired brands and depilatories.

Net revenues decreased approximately $319,000, or 7%, for the six months ended March 31, 2004, as compared to the six months ended March 31, 2003.  The change in net revenues was due to the gross revenues explanations discussed above.  The Company’s sales returns increased $180,000, or 33%, when comparing the six months ended March 31, 2004 and 2003.  The Company increased its merchandise return allowance by $160,000 during the quarter ended March 31, 2004, the result of anticipated product returns and credits from customers due to some overstocked items and other reasons.

During the six months ended March 31, 2004, the Company realized other income in the amount of $287,000 as compared to $196,000 for the six months ended March 31, 2003.  This increase pertains to the gains from the sale of the Astring-o-Sol®, iodex® and Klutch® product lines ($139,000) along with the Company’s portion of the net profits from the investment with Monticello Drug Company ($148,000).

A comparison of the operating results is as follows:

	Three Months Ended March 31 (000 omitted)		Six Months Ended March 31 (000 omitted)
	2004	2003	2004	2003

Gross revenues	$2,547	$2,825	$5,373	$5,516
Net revenues	$2,112	$2,519	$4,585	$4,904
Net (loss)	$(478)	$(70)	$(466)	$(54)
Per share:
Net (loss)	$(.11)	$(.02)	$(.11)	$(.01)

Lee Pharmaceuticals is engaged in the purchase, manufacture, and marketing of a range of consumer products, including over-the-counter drug items, health and beauty aids, cosmetics and prescription drug products containing controlled substances, and dental/orthodontic products.